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                                                                    EXHIBIT 99.1

For Immediate Release



                 AMEDISYS SIGNS MANAGED CARE CONTRACTS TO COVER
                     650,000 GEORGIA AND ALABAMA RESIDENTS

BATON ROUGE, Louisiana (April 30, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today announced that it has signed managed care contracts with both United Healthcare of Alabama and United Healthcare of Georgia.

The Company's contract with United Healthcare of Alabama ("UHC of Alabama") was effective April 1, 2001 and covers approximately 160,000 people in the State of Alabama. This represents 95% of all the UHC of Alabama enrollees. The contract with UHC of Alabama will be serviced through Amedisys' eleven operating locations in the State of Alabama.

The Company's contract with United Healthcare of Georgia ("UHC of Georgia") will be effective May 1, 2001 and will cover approximately 490,000 people in the State of Georgia. This represents 92% of all the UHC of Georgia enrollees. Amedisys will service this contract through its twenty-one operating locations in the State of Georgia.

"We look forward to working with these managed care companies in the provision of home nursing services to their enrollees in Alabama and Georgia," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "The managed care companies are facing the same challenges as other health care payors due to rising hospital costs and the aging of America's population. The provision of health care services on a state-wide basis is of critical importance to managed care companies in their efforts to control costs, and we believe Amedisys' broad coverage throughout the South played a key role in our ability to secure these contracts."

Amedisys, Inc. is a leading multi-regional provider of home health nursing services and is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
            RJ Falkner & Company, Inc., Investor Relations Counsel at

                          (800) 377-9893 or via e-mail

                              at info@rjfalkner.com